SEPTEMBER 07, 2016 / 02:30PM GMT, CASY - Q1 2017 Caseys General Stores Inc Earnings Call

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EDITED TRANSCRIPT
CASY - Q1 2017 Caseys General Stores Inc Earnings Call

EVENT DATE/TIME: SEPTEMBER 07, 2016 / 02:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Casey's General Stores - CFO

CONFERENCE CALL PARTICIPANTS
Chuck Cerankosky Northcoast Research - Analyst
Bonnie Herzog Wells Fargo Securities - Analyst
Shane Higgins Deutsche Bank - Analyst
Irene Nattel RBC Capital Markets - Analyst
Kelly Bania BMO Capital Markets - Analyst
Daniel EmbryoAnalyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Ronald Bookbinder Coker and Palmer - Analyst
Daniel O'Hare BofA Merrill Lynch - Analyst
Bob Summers Macquarie Research Equities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Casey's General Stores Q1 FY17 earnings conference call.

(Operator Instructions)

I would now like to introduce your host for today's conference, Mr. Bill Walljasper, Chief Financial Officer. Sir, please go ahead.

Bill Walljasper - Casey's General Stores - CFO

Good morning and thank you for joining us to discuss Casey's results for the first fiscal quarter ended July 31st. I'm Bill Walljasper, Chief Financial Officer. Terry Hanley, President and Chief Executive Officer is also here.

Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities, and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise.

We'll take a few minutes to summarize the results of the first quarter. Then afterwards, we'll open it up for questions about our results and outlook. Diluted earnings per share for the first quarter were $1.70 compared to $1.57 for the same quarter a year ago. The earnings increase was primarily due to a strong fuel margin environment and gallon growth during the quarter. We also benefited from the adoption of a new accounting standard involving share-based awards.

Despite a softening in the broader convenience and food service industries, same-store sales inside our stores were up in the mid single digits compared to a year ago in the same period. EBITDA for the quarter was up nearly 7% to $157.9 million.

In the fuel category, lower retail fuel prices from a year ago and an increase in miles driven benefited same-store gallons. Our Fuel Saver program also continued to perform well. This resulted in an increase in same-store gallons sold of 3.1% in the first quarter, while total gallons sold for the quarter rose nearly 7% to 536 million. The average retail price of fuel during this time was $2.14 per gallon compared to $2.57 in the same quarter last year.

The fuel margin was up about $0.02 per gallon from the first quarter last year, due to a decline in the wholesale cost of fuel and a favorable environment for renewal energy credits resulting in a fuel margin of $0.195 per gallon for the quarter. During this time, we sold approximately 17.9 million RINs at an average price of $0.82. This represented about $0.027 per-gallon benefit to the fuel margin.

The amount of RINs sold in the quarter were elevated by a timing issue that was mentioned following our FY16 fourth-quarter earnings call. We normally sell RINs twice per month, roughly in the middle of the month and then again at the end of the month. Occasionally, a contract can shift by a day or two, moving it from one month to the next, which is what happened in this case. Currently, RINs are trading around $0.85 to $0.90.

Total sales in the grocery and other merchandise category were up 7.5% to $566.2 million in the first quarter. Same-store sales were up 4.7%. Same-store sales in the quarter fell short of our annual goal as we saw a deceleration in customer count, especially towards the end of the quarter, resulting in lower-than-expected sales. This was further magnified by poor weather in July, which is usually the strongest month of our first quarter.

Sales across all major areas of the category showed mid-single-digit same-store sales growth compared to the same period a year ago. The average margin in the quarter was 31.6%, down about 100 basis points from a year ago. This was primarily due to an out-of-period adjustment that benefited the first quarter last fiscal year, and a switch from producing and bagging our own ice to using a third party for a new direct-store delivery ice program. Gross profit dollars were up 4.4% in the overall category to $179.1 million. Given all the challenges in the quarter, we are pleased with continued gains we are achieving in the category and expect to benefit from the continued rollout of our operational growth programs and acceleration of new store openings and major remodels throughout the remainder of this fiscal year.

The prepared food and fountain category continues to perform well. Total sales were up over 9% to $243.7 million for the quarter. Same-store sales in the quarter were up 5.1%. Even though same-store sales results fell below our annual goal, our various growth programs were on track and continue to generate the same sales lift we have experienced in prior years.

Sales fell below our expectations in our unchanged store base, which we believe was due in part to the softening in the overall convenience in food service industries that many of our publicly traded peers have recently reported. We plan on introducing some new promotional activity in the upcoming quarters to help offset the apparent tightening on consumer spending.

Prepared food margin benefited from lower commodity prices in the quarter relative to a year ago, primarily from cheese and coffee. The average margin rose to 62.8% compared to 62.5% from the same quarter a year ago.

Our average cost of cheese is locked in through December of 2016 at $1.86 per pound compared to $1.89 per pound in the first quarter a year ago. Due to the sales increases and margin enhancement, we were able to lift gross profit dollars in the quarter nearly 10% to $153.1 million.

Operating expenses in the quarter were up 10.8% to $292.1 million, in line with the expectations we have previously provided. The majority of the increase in the quarter was due to a rise in wages, primarily related to operating 46 more stores this quarter compared to the same time period a year ago, as well as from the expansion of our growth programs.

Credit card fees and fuel expense were flat in the quarter. Store-level operating expenses for open stores not impacted by any of the growth programs were up approximately 5.4%. The majority of this was due to wage pressure related to rate increases in our market area.

In past calls, we have been asked about the potential impact of the new minimum salary requirements for exempt employees that goes into effect on December 1st. We estimate the impact of this new requirement over the 12 months following the effective date to be in the neighborhood of $10 million; however, we believe we will be able to offset this through price increases on select items. We have already seen a shift in pricing by our competitors on numerous key items. We will continue to monitor these changes and make adjustments accordingly.

On the income statement, total revenue in the quarter was down nearly 4% to just under $2 billion, due to a 17% decrease in the retail price of fuel from the first quarter last year, offset by an increase in the number of stores in operation this quarter compared to the same period a year ago and the additional rollout of more growth programs to our stores.

The effective tax rate in the quarter was down 350 basis points from a year ago in the same period to 33.5%. This was primarily due to the adoption of the new accounting standard related to the tax treatment of share-based compensation.

The impact of this adoption in the quarter was approximately $3 million benefit to income tax expense. This will be an ongoing benefit depending upon continued share-based awards in conjunction with stock-price appreciation when comparing the grant date to the vesting or exercise date. We now expect our effective tax rate to be between 34.5% and 35.5% for the fiscal year.

Our balance sheet continues to be strong. At July 31st, cash and cash equivalents were $189.5 million, up significantly from $75.8 million at the end of the fiscal year. Long-term debt net of prematurities were $872.4 million, up from fiscal-year end due to the additional debt we secured in May of 2016. Shareholder equity rose to $1.1 billion, up $65.6 million from fiscal year end.

Our debt to EBITDA ratio is below 2 times which we believe is one of the lowest in the convenience store industry. We generated $161.3 million in cash flow from operations.

Capital expenditures for the quarter were $85.2 million compared to $100.1 million a year ago in the same period. We expect capital expenditures to increase, as new store construction accelerates and we continue additional major remodels and replacement projects.

As of the end of the first quarter, we did not open any new store constructions; however, we currently have 39 new stores under construction and 72 sites under contract for future new builds. This is up over 40% from where we were a year ago at this time, and we are continuing to work on accelerating our organic growth over the next several years.

We've also seen an increase in acquisition opportunities recently and will look to augment our organic growth with acquisitions; however, we will continue to remain disciplined in looking at future opportunities. At the end of the first quarter, we acquired three stores and have eight acquisition stores under contract to purchase.

In addition to this activity, we completed three replacement stores and six major remodels. Currently, we have 22 replacement stores and 15 major remodels under construction. Our store count at the end of this quarter was 1,933.

In addition to the unit growth, we also converted 85 more locations to a 24-hour format and 50 more stores to the pizza delivery format this fiscal quarter. We plan on adding approximately 100 stores to the pizza delivery program by the end of the fiscal year and complete 100 major remodels. We currently have 1,012 stores that are the 24-hour format, 494 stores that have -- deliver pizza, and completed 364 major remodels.

Lastly, our online ordering continues to gain traction. Subsequent to the rollout in January, total downloads of our mobile app have exceeded 530,000 and continues to grow. The amount of pizza orders done online has risen approximately 7.5%.

In conjunction with this, the basket [amount] of online order has increased and is now nearly 13% higher compared to a telephonic order. We believe the contribution will continue to grow as the number of downloads of our mobile app increases. That continues our review of the quarter. We'll now take your questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question comes from Chuck Cerankosky from Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone.

Bill Walljasper - Casey's General Stores - CFO

Hi, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

Bill, could you talk a little bit about the traffic trends and maybe compare it to earlier in the quarter, weather in July, and maybe what you're looking at now second quarter to date?

Bill Walljasper - Casey's General Stores - CFO

Yes, the traffic trends that we saw, Chuck, actually we saw a deceleration in traffic throughout the quarter. It really was impacted in July, and we, quite frankly, were flat on a same-store customer count in July. Which is unusual, because that's one of the higher traffic months for us typically because of the Fourth of July weekend.

We did experience (inaudible) of inclement weather throughout the majority of our marketing area, specifically, over the Fourth of July weekend. We had nearly record lows during that time with precipitation. So certainly, we're impacted in that period of time.

Now I think part of that traffic deceleration, Chuck, has to do with our market area. We're in the farm belt, as you know, and right now we are seeing some challenges in corn and soybean prices, farm income down. And so that's affecting consumer spending right now.

Chuck Cerankosky - Northcoast Research - Analyst

Okay, and looking at the prepared foods, excuse me -- the grocery segment, you mentioned the cigarette volumes were off. Shouldn't that have helped the margin a little bit more because of the low margin on cigarettes?

Bill Walljasper - Casey's General Stores - CFO

Well, yes. Here is what's happening in the cigarette category, Chuck. We have seen, and we alluded to this in the last conference call. We are tracking in the high single digits for cigarettes on a same-store basis, and that had to do with our conversion several years ago to the Marlboro leadership program at many of our stores.

Now, we indicated in that call that we anticipated in FY17 that would moderate back into the mid single digits and that's what's happening right now. We're seeing a moderation of cigarettes, or deceleration I would say, back into the mid single digits.

Also, here, what we have seen in this first quarter, we have seen a shift, albeit, our carton movement is still up relative to a year ago. We have seen a slowing down of the carton movement. People are migrating back to the packs a little bit. Also migrating a little bit away from our full-value products to some more of the generic products. Again, affecting -- obviously, those were lower rings with a little bit of higher margin, so that's what's going on in the cigarette category.

The other thing I mentioned in the narrative was we did make a shift through this first quarter away from bagging our own ice, producing and bagging our own ice, to a direct store delivery program. And you're going from a margin of 82% down to something in the 50%s. Now in the long term, we think that's the way to go to free up our store employees to focus on other aspects of our business. Hopefully, that answers your question, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

That's helpful, thank you.

Operator

Our next question comes from Bonnie Herzog with Wells Fargo.

Bonnie Herzog - Wells Fargo Securities - Analyst

Thank you, good morning.

Bill Walljasper - Casey's General Stores - CFO

Hi, Bonnie.

Bonnie Herzog - Wells Fargo Securities - Analyst

Hi, just wanted to circle back on the consumer. I'm curious if you are continuing to see consumers uptrade, or has that trend peaked? And then I'd be curious to hear what your average basket ring was during the quarter, if that was up or down.

Bill Walljasper - Casey's General Stores - CFO

Yes, to answer your question, the first part of that question, we have seen this past quarter, a migration away from what I'll call a trade up to the premium brands that we saw probably two, three quarters ago. Even though we have lower retail fuel prices period over period, we have seen that shift. We've also seen shift -- a little bit of a shift away from cartons back to packs. Again, a lower ring, obviously, which would affect your same-store sales.

So we are seeing a movement in that direction of back -- I would say a little bit backwards or decelerating from what we had experienced in the last few quarters. From a basket ring, our basket ring, because of what I just mentioned there in part, but the basket ring over the last three quarters has gone down sequentially. So I think that's as a function of that movement as well.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay, and then, Bill, you mentioned the really poor weather in July hurt your business. Are you feeling better about the Labor Day weekend? How was your business during that holiday?

Bill Walljasper - Casey's General Stores - CFO

I'm not sure we could have dialed up better weather in the Labor Day weekend. It was an absolute great weekend throughout our market area. So we were encouraged by that. And our three big holidays, Bonnie, as you probably know, are (inaudible) Fourth of July and Labor Day.

Bonnie Herzog - Wells Fargo Securities - Analyst

Yes. Okay, and then in terms of the grocery margins and you touch on certainly cigs, which you called out in the press release, and I think I understand what's going on there. But could you talk a little bit more about performance in some of your other high margin categories, maybe energy drinks? Are you possibly seeing a slowdown in energy, for instance, which is what we've been seeing in the recent Nielsen scanner data. Is there anything else going on there?

Bill Walljasper - Casey's General Stores - CFO

Yes, actually energy drinks continue to perform pretty well for us; that's one of our bright spots. I would say sales, total sales are going to be somewhere in that close to double digit right now, high single-digit, low double-digit area.

One thing I will mention too is our beer category, obviously, weather will affect that particular category. But also, we see a little bit of deflation going on in the beer category. We also see a little deflation in the milk category for us too. The beer category units were up nearly double digits, but most of our items were retailing significantly below where they were a year ago. So that -- the dynamic that we have seen here develop over the last three or four months.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay, so just broadly speaking, when you think about the slowdown in grocery overall for you?

Bill Walljasper - Casey's General Stores - CFO

I'm sorry, could you repeat that question?

Bonnie Herzog - Wells Fargo Securities - Analyst

No I'm just thinking as you walk through some of your larger categories, such as cigs and beverages, it's really mostly a slowdown in cigs that's impacting your grocery business.

Bill Walljasper - Casey's General Stores - CFO

Yes, I think you're right on point. Cigarettes are about roughly 40% of the overall contribution to the grocery and general merchandise category. And so, as those start to move one direction or the other, that certainly can move the overall category.

Now, the other major areas of that category like beer and beverages certainly can move it, but like you just asked, the new-age drinks, we're still in the high single digit low, double digit. Certainly, it's moderating, as I mentioned in the narrative, down -- at least this past quarter, mid single digits across-the-board for all those major areas.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay, and then, Bill, my final question is just on your full-year guidance. Just trying to get a sense from you, given some of the softness in the quarter, how confident you are that you're going to be able to meet your FY17 goals. And I'm thinking about in the context, especially with the slowdown you're seeing in prepared food.

Bill Walljasper - Casey's General Stores - CFO

Well, I'll answer that category by category, if you don't mind. Firstly, and obviously in the fuel category, it is performing pretty well, and certainly we're performing both a margin perspective and a same-store gallon perspective ahead of goal. So we obviously feel very confident that we can continue that and hit that goal for the year.

On the grocery and other merchandise category, we are only one quarter into that. We're a little bit behind now, but I still think there's opportunity for us to hit that goal. So I think that's still is a solid goal for us.

Now in the prepared food category, the margin certainly is a very achievable goal. I think it will be very challenging for us to hit that same-store sales goal given the performance in the first quarter of the prepared food category.

Bonnie Herzog - Wells Fargo Securities - Analyst

That makes sense, and, certainly, you're lapping a very tough comp in prepared food. But you've seen a decent slowdown in your prepared food comps over the last few quarters. And I don't know if you want to touch on that, and if you have hopes or optimistic that you can reaccelerate growth in that area.

Bill Walljasper - Casey's General Stores - CFO

Well, we are certainly optimistic we can reaccelerate growth, but to reaccelerate to get to that goal would be very challenging. With respect to the sequential movement down over the last three quarters, you might look at that, and look that we've done quite a bit of work in looking at the food service casual dining quick-serve restaurant industry. And we notice the same type of trend in those industries as well.

And so I think that probably had to do with maybe a tightening of the consumer spending that maybe we didn't realize back in the last few quarters. Because we did have quite a bit of noise in the last several quarters with calendar shifts, weather comparisons. Also, we had a delayed rollout of our major remodels in pizza delivery that we felt was impacting that as well.

And one of the things I do want to point out, Bonnie, is that the growth programs or initiatives that we have rolled out are still performing at the same type of sales lifts that we have seen over the last, probably two or three years. It's just that the unchanged store base is the one that is lagging a little bit right now.

So I mentioned we have some promotional activity. I can't tell you what that is for competitive reasons, but we plan on introducing some new promotional activity in the back half of the year. I mentioned the price increase that we're looking at. We feel that we have opportunities there, as we are starting to see some key items shift when we do our competitive pricing surveys.

Bonnie Herzog - Wells Fargo Securities - Analyst

Thank you so much for all of that.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Bonnie.

Operator

Our next question comes from Shane Higgins with Deutsche Bank.

Shane Higgins - Deutsche Bank - Analyst

Good morning, Bill. I just wanted circle back on the May 1 price increases that you guys took in prepared foods, which I believe you guys said were concentrated in the pizza, pizza slices, and specialty sandwiches.

Bill Walljasper - Casey's General Stores - CFO

Correct.

Shane Higgins - Deutsche Bank - Analyst

Did you really see any sales impact from that? I know, obviously, you mentioned the consumer may be slowing down a little bit maybe not trading up, and you highlighted some of the industry trends. Do you guys see opportunities to take another price increase down the road maybe to offset some of the higher wages and salaries that you discussed earlier? Or do you think you're going to have to hold the line? Or is it a category-by-category issue?

Bill Walljasper - Casey's General Stores - CFO

No, we believe that there are opportunities to take some price increases, specifically in the prepared food category. We do monthly competitive pricing surveys on key products and have what we feel is a pretty good handle on the pricing environment within our 14-state market area. We have seen a shift here recently in some key products that some of our peers have made.

And so we think we have an opportunity to take price increases and still stay within -- I should say not be out of the market and be competitive. So we are evaluating that, and if it goes that direction, it will happen in the next several months.

Shane Higgins - Deutsche Bank - Analyst

Okay, great. And then just wanted to get your thoughts on potential margin improvement maybe later this year that you guys could expect from the new DC, as that continues to ramp up. Any color on that or how we should think about that when we model out gross margins later in the year?

Bill Walljasper - Casey's General Stores - CFO

Yes, looking at the distribution center that is up and operational; it's been up and operational since February. We have been extremely pleased with the rollout of that distribution center. We anticipated actually, over the course of the first year of its operation, to roll into that DC roughly about 600 store. We did that action the first about six weeks after we opened that.

The takeaway there is that because of that quick rollout and how efficient it's gone is we planned on that being accretive this fiscal year. Whereas before, coming into that rollout I think the guidance or commentary that we gave was that we would be neutral, neutral-ish. So we're very pleased there.

Don't have any metrics to share with you necessarily as far as how accretive that would be, but given the direction it's going, we do anticipate it to be accretive in Q1 -- or excuse me, in the fiscal year.

Shane Higgins - Deutsche Bank - Analyst

Okay, great, and then just last one on the operating expenses. They came in a little better than I was modeling. How should we think about that -- modeling that out for the rest of this year? Should we still expect a low teens increase for the full year?

Bill Walljasper - Casey's General Stores - CFO

Yes, I think for the full year, I think that low double-digit number is still a good number to use. As I mentioned in the narrative of the call, we do anticipate and probably you can pick up on that by our press release, accelerating units in the back half of the year. In Q2, Q3, and Q4, for that matter, you will see a significant acceleration in unit growth, as you can imagine with the number of stores we have under construction, replacement sites we have under construction, major remodels we have under construction, as well as the sites we have under contract.

Shane Higgins - Deutsche Bank - Analyst

Got it. That's it for me, thanks.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Shane.

Operator

Our next question comes from Irene Nattel from RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Thanks and good morning, everyone.

Bill Walljasper - Casey's General Stores - CFO

Hi, Irene.

Irene Nattel - RBC Capital Markets - Analyst

Hello. Just want to drill down a little bit more on -- so the disconnect between the pick up, if you will, in gas volumes, very strong gas volumes on a same-store basis against that inside store. So is it really just that people are coming more often, Fuel Saver is helping, but they're just being really cautious on what they are spending inside the store?

Bill Walljasper - Casey's General Stores - CFO

Yes, I believe you're right on point. It was a disconnect for us when we finally rolled up all of the results is, typically, when you see same-store gallon movement like we are seeing, we can pull some of those people inside the store. And just, we believe that's what's occurring right now.

Miles driven by the DOT is up in that period of time, and so our Fuel Saver programs continues to do very well. And just for some reason have not been able to -- the consumer just doesn't feel like they need to come into the stores as often. So these are some of the things that we'll be addressing in some of the promotional activity that I've alluded to.

Irene Nattel - RBC Capital Markets - Analyst

Okay, so that was my next question, Bill. Is there any way that you can tie in promotional active to the Fuel Saver program to help that conversion?

Bill Walljasper - Casey's General Stores - CFO

That's what we're looking at currently to try to drive some more additional traffic and convert those consumers inside the store. So we have some plans going forward. Just for, obviously, as you can imagine, for competitive reasons, don't want to necessarily put those out at this point yet.

Irene Nattel - RBC Capital Markets - Analyst

Absolutely, that makes a great deal of sense. Just coming back to the new DC, so how many routes have you now eliminated that -- or what proportion of routes have -- delivery route have you now eliminated that third day from?

Bill Walljasper - Casey's General Stores - CFO

Yes, we have no three-day truck routes currently, and a good share of our two-day truck routes were eliminated as well in that conversion. So miles driven, nearly the take away when it comes to being accretive.

The two dynamics on a takeaway basis is miles driven is going down on a comparative basis. Also, the expenses related to having our drivers overnight at hotels and meal expenses for those additional days are being mitigated, so that's where we see those savings.

We're real encouraged about that and we're seeing, obviously you kind of picked up on my narrative that we're excited about the acquisition opportunities picking up. We see more and more people knocking on our doors, people circling back to us that we have knocked on their doors in the past. And so, hopefully, we can convert some of these opportunities into our Company.

Irene Nattel - RBC Capital Markets - Analyst

Yes, and that was going to be my next question, Bill. These acquisition opportunities, are they mostly singles or are you seeing some small change in there as well?

Bill Walljasper - Casey's General Stores - CFO

We're seeing a number of small change in there as well, and these are new markets. And it's kind of one of the designs of our second distribution center being placed in Terre Haute, Indiana. It does afford us the opportunity to efficiently expand into new markets. As we mentioned in the press release, we'll open our first store in Ohio here right after the first of the calendar year. But many of these acquisitions are in these new markets, so we're excited about that.

Irene Nattel - RBC Capital Markets - Analyst

And presumably, the stores in the new markets continue to perform well?

Bill Walljasper - Casey's General Stores - CFO

Yes, they are performing as expected.

Irene Nattel - RBC Capital Markets - Analyst

That's great, thank you.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Irene.

Operator

Our next question comes from Kelly Bania from BMO Capital Markets.

Kelly Bania - BMO Capital Markets - Analyst

Good morning. Just trying to make sense of some of the comments. So you're talking about still some opportunities for price increases but also planning some new promotional activities, so I'm just trying to understand. Do you think net prices for in-store are coming up, or maybe one was in a different category? I was just trying to parse that out a little bit.

Bill Walljasper - Casey's General Stores - CFO

Yes, they will be in different categories. Most of the price increases will come through in the prepared food category. Those are the -- that's the shift that we're seeing out in the marketplace that I referred to. Some of the promotional activities that we're looking at will be (inaudible) like grocery and other merchandise. But that's not to say that we won't run promotional activity in the prepared food category as well. Really we just need to find what works the best to drive customer traffic inside the store.

Kelly Bania - BMO Capital Markets - Analyst

Okay, and on the wages, you talked about the minimum salary impact about $10 million. We were thinking maybe it could be $20 million. So I'm guessing maybe you have some efforts in place to offset some of that.

So can you just explain how you're doing that, what those are, how you expect that to play out over the next several months? And are you expecting or are you seeing or hearing that you think fuel margins could also be an offset to that? You mentioned you were seeing some price increases already coming through. Where are you starting to see that?

Bill Walljasper - Casey's General Stores - CFO

Yes, the price increase fees that I mentioned, we're seeing most of that in the prepared food business and the convenience store area. And not just the convenience store area, but also similar related industries into the QSR and casual dining side of it that would overlap into our prepared food category.

So with respect to the minimum salary requirements, there's several options that you can go with. We've made a decision that we are going to keep our store managers on -- as salary. We feel that is needed to be the most efficient to drive our business in the future. We also want to make sure that we're the employer of choice, and we think continuing our store managers at a salaried position, I think, sends a signal that we certainly want to be that particular employer of choice.

Now going forward, you made an interesting comment there, Kelly, about the fuel margin. As you know, you've been following us for a long time, that when we see widespread pressure in our industry, at least over the last probably eight years, the typical offset we have seen is in the fuel margin by our competitors.

Now when this comes into fruition in December, we will be monitoring that fuel environment very closely. And there certainly could be an uptick in the fuel margin based on our offset of this particular new guidance. So right now, that's not in our plan yet because you know we follow competition.

Kelly Bania - BMO Capital Markets - Analyst

Okay, that's helpful, and going back to your goals, it sounds like you think the grocery category same-store sales goals are still maybe attainable apart from the new promotional activity. But I don't think there was a comment on the gross margin outlook there. You talked about the impacts of the ice, the adjustment from last year, but how do we think about that category in terms of gross margin over the next couple quarters?

Bill Walljasper - Casey's General Stores - CFO

Well, we certainly think that we have opportunity to still hit that goal at 32%. We introduced this new ice program to be more of a long-term play for us. We haven't introduced it in the first quarter, and I'll come back to that Fourth of July weekend and the month of July.

We introduced it at a time where we saw some inclement weather at probably a key area of our first quarter, and so I'm not sure we got the full benefit for that program. We saw significant gains in sales with highs; the units were up tremendously.

One of the things that we experienced prior to going to this direct store delivery program is we had a difficult time keeping up at certain times of the year with ice production. And in many cases, we were out of ice. And if you're coming to the convenience store to get ice, you're coming there to get ice. If we don't have it, you're going to go somewhere else to get ice and you probably will buy your other products, whether it's soda, beer, or whatever.

So we wanted to eliminate that, because we were running into that on a number of occasions in our past fiscal year, especially in the summer months. So I think that we have opportunities in that program to continue to drive that. Just had a meeting this morning with the marketing department. They're optimistic that we can achieve that goal.

Kelly Bania - BMO Capital Markets - Analyst

Okay, that's helpful. And you mentioned the farm economies that you operate in, and potentially some of the impact on your core consumer. What are you expecting for the rest of the year in terms of that consumer and what the impact could have on that consumer? And if you look back on past commodity cycles when you have these depressed corn and wheat prices, what do you typically see from that consumer? Any color you have there.

Bill Walljasper - Casey's General Stores - CFO

Sure. It's a great question, by the way, Kelly. It's a very good question. So when I look at the current environment that we're in, and I'm not an expert in this area, so I do a lot of reading obviously. But as far as the USDA, farm income is at the lowest level since 2009. They are expecting record corn and soybean crops this fall, but yet corn prices and soybeans are at seven-year lows.

When you look at food price, and I just see you put a piece out on deflation earlier today and -- and so you're well aware of deflation. And so you're in a scenario in the last nine months the falling food prices, we haven't seen that since probably 2009, 2010. And so I don't know how long that's going to last, but it appears that's going to last for another quarter or so.

But again, I don't have any insight on that. Others on this call may. And so if you look back at our FY10 year, you will see that we did have the mid single-digit comps back in FY10 at a similar time period that we're seeing right now or similar type of environment. But I don't think it's a long-term situation for us.

Kelly Bania - BMO Capital Markets - Analyst

And when you look at some of the categories, you talked about the deflation in dairy, milk, and beer,, what are you seeing in volume trends there? And are you seeing promotional activity from your local supermarkets or local competitors there in trying to drive volume?

Bill Walljasper - Casey's General Stores - CFO

Definitely seeing promotional activity from our local competitors and the grocery store chains on a number of items. But the two you just mentioned there, beer, for us, volume or units in our beer category were up almost double digit. But yet the retail prices are off in our top 20 products. And so it's becoming much more promotional.

Milk is a similar situation; units are up, but just unfortunately, the retail prices are now significantly -- and in relationship to what your comment was just made. So these are things that we'll work through. We've seen them in the past.

And so one of the things I will point -- I just want to reiterate is our core business is doing extremely well. These growth initiatives are performing as expected. We continue to roll those out. We're seeing quite a bit of activity in our new store construction, as well as acquisitions. And so I think we're positioned well for a longer-term push.

Kelly Bania - BMO Capital Markets - Analyst

Thanks and last one for me on the acquisitions, and it sounds like the mood is changing there from some of the potential companies you're looking to acquire. What do you think is driving that? Do you think it has anything to do with the wage pressures or the deflation or a combination of those factors? Or have you heard in any of your discussions why now a little bit more, maybe, willingness to have those discussions?

Bill Walljasper - Casey's General Stores - CFO

That will vary, obviously, acquisition to acquisition, but I think the points you just made are very valid points. And as the industry becomes more competitive for a number of reasons, whether that's from other peers or whether that's from just an economic perspective, those will weigh in on people's decisions to when they sell their business.

Also it can be just a situation where you have a new -- maybe it's the second-generation or third-generation owner that doesn't quite have the same passion as the founder of that particular chain that's looking to move on. So we are very pleased with what we have seen here in last probably three or four months with people knocking back on our doors and people being receptive to our inquiries as well.

I don't want to lose sight of our organic growth as well. That is an area that we are going to accelerate. I think I mentioned this in the last call, that it's not -- it wasn't too far in the recent past we would build 80 to 90 sites and we are moving in that direction. So 80, 90 sites with 4% unit growth just from organic and then augment on top of that with acquisitions. So I think we're in a good position right now.

Kelly Bania - BMO Capital Markets - Analyst

Great, thank you.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Kelly.

Operator

Thank you our next question comes from Ben Brownlow from Stephens Inc.

Daniel Embryo Analyst

Thanks, good morning. This is Daniel [Embroy] on for Ben. My first question is on the prepared foods side. So we saw two-year stack decelerate about 600 basis points sequentially. Can you give some color on to what in that segment might be driving that slowdown? And then has that trend continued into the second quarter?

Bill Walljasper - Casey's General Stores - CFO

Well, to have that type of deceleration, you're going to probably see the majority of the major areas of that step back. Now I would say bakery and our fountain category has come back a little bit more so, and it really will depend on which quarter that you're talking about, Dan.

For instance, when we experience really, really hot weather, obviously, the coffee side of that particular category will take a step back. Even to some degree when it's very hot, people will shift away from the soda and move into more of a bottled water type choice as well. So it does ebb and flow a little bit with the weather.

But the bakery category certainly has been a little softer here recently and primarily in the cake and donuts. So when I talk about promotional activity, it's one of those areas that we're looking at, obviously, and trying to rejuvenate that area.

Daniel Embryo Analyst

That's helpful, thanks. And then going forward, you mentioned that it would be challenging to meet the same-store sales goal for the year for prepared food. Do you think this two-year stack or this kind of growth rate is more sustainable going forward?

Bill Walljasper - Casey's General Stores - CFO

It's a good question there. When I look at the prepared food category, as I look at it the last 10 years, 3 years, 5 years, whatever period you look at, we're averaging in last 10 years just shy of 10% comp growth, a little bit over that in the last 3 to 5 years. So I think definitely high single digits on a sustained basis is achievable.

Daniel Embryo Analyst

Okay, thank you, and then one last one. Changing gears here. On the rollout of the EMV, do you have a sense the remaining CapEx requirement to implement that across your store base?

Bill Walljasper - Casey's General Stores - CFO

Yes, a good question Dana. The EMV, just to make sure everybody understands that, that goes into effect October of next year. It's not a mandate, as we all know, it's just that's the liability shift comes into play.

So right now it's -- we're evaluating the best rollout of EMV and it really will come down to the competitive landscape of our marketplace. So and what I mean by that is how will our competitors respond to that? Will they implement the EMV technology at the pump or will they just assume the liability of credit card fraud? And so we're in a wait and see, right?

When we look at that, I can tell you that we do not plan to roll out EMV to all of our stores. It just necessarily doesn't make a lot of sense in the small communities where we don't have a lot of potential credit card fraud or historically haven't had that type of activity.

And so, but it is an expensive endeavor. It's roughly $30,000 to $40,000 per store, depending on the number of pumps. So we'll be very calculated in how we roll that out. More than likely, if we do roll it out to a large degree, it will be more on stores that are interstate located, larger metropolitan areas that we might be more susceptible to that type of activity.

Daniel Embryo Analyst

Well, thanks so much and best of luck.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Dan.

Operator

Our next question comes from Anthony Lebiedzinski from Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning and thank you for taking the questions. So I just wanted to circle back to the earlier commentary about the weather. Bill, would it be possible any way for you to quantify what you think was the impact on your same-store sales because of the unfavorable weather?

Bill Walljasper - Casey's General Stores - CFO

We actually haven't quantified that, but certainly in July, it was very evident for us. We saw average temperatures significantly below what they were a year ago. So but definitely an impact for us when we look at our sales activity. But overall on the comp base, we don't have a number to give you at this point.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, and just wanted to get a better sense of the timing of store remodels. So it looks like you did 6 in the first quarter; you plan to do 100. So are the rest going to be more evenly spread out or is it more back-half loaded? What do you think?

Bill Walljasper - Casey's General Stores - CFO

Yes, I think the remainder of those should be evenly spread out over the last three quarters.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, okay. So I think you said earlier that you've completed 364 store remodels but you've also opened some new stores. So just wondering when you look at your store base in total, what percentage of your stores are in the format that you like that you would say is the ideal format?

Bill Walljasper - Casey's General Stores - CFO

Yes, I think what you're asking, I'm going to rephrase your question a little bit here. The new format would have the sub sandwiches included, maybe an expanded coffee bar. Some would have a sit down area, some wouldn't. Some would also had have a beer cave. Those are the amenities that we've really focused on here over probably the last seven years or so with our new store construction, replacements, and the remodel program.

So I'll give you a few numbers there. So everything we built since 2008 and anything we've replaced since 2008 have that new format. And so you're looking roughly about -- the 300 -- you mentioned the 364 major remodels those have those. We have then approximately another 300 -- roughly, 350 on top of that, so roughly about -- between 600 and 700 would have that type of format in some degree or another.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, that sounds good. So and over time, do you think, obviously not all stores will be in this format, because I imagine the smaller communities don't require this. But how do you see that in the next few years as far as the store format having the updated features that you just described?

Bill Walljasper - Casey's General Stores - CFO

We continue, everything we touch now, Anthony, including the acquisitions we try to incorporate that, all those amenities into it. So all of the new store constructions that we talked about here in the press release as well as today on the call are going to have those amenities. The major remodels obviously would. We have a longer runway on the major remodels than any other initiative we have.

And so I think there's a tremendous amount of opportunity to continue to convert our stores and have that type of dynamic. It will be interesting as we also go into some new markets, introduce those types of products as well, so we think we have opportunities there.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, sounds good, thank you.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Anthony.

Operator

Our next question comes from Ronald Bookbinder from Coker and Palmer.

Ronald Bookbinder - Coker and Palmer - Analyst

Good morning and thank you for taking my question.

Bill Walljasper - Casey's General Stores - CFO

Ron, how are you?

Ronald Bookbinder - Coker and Palmer - Analyst

Good. You were just talking about the -- what you're going to offer in the new stores' new market. Are you limited when looking at new markets as to having the scare footage for food when looking at acquisitions or are you looking more at building your own as you expand east and south?

Bill Walljasper - Casey's General Stores - CFO

Well, right now, our focus is weighted towards organic growth as we move into new markets; however, we are not opposed to looking at acquisitions, which we alluded to already on the call.

You make a good point there, Ron. One of the things that we bring to an acquisition, one of the synergies is our ability to bring our prepared food operation into that. And so to the extent that we come across acquisitions that are smaller boxes and don't have the land availability to grow that, more likely than not, we will probably shy away from those.

And so to that degree, yes, it would limit us. But we certainly would not want to take on an acquisition, especially in a new market, and not have the ability to put our best foot forward. And we think our best foot forward, at least part of our best foot forward, would be our prepared food offerings. And so we want to make sure that we have that opportunity there, because you want to make sure you get off in the right foot in those new communities.

Ronald Bookbinder - Coker and Palmer - Analyst

And so as you enter these new communities, putting your best foot forward, what percent of revenue does a new market store typically do compared to a legacy store?

Bill Walljasper - Casey's General Stores - CFO

Yes, good question. What we found, at least in the markets that we've penetrated here recently, and I say recently, in the last three to four years. So that would pull in Arkansas, Tennessee, Kentucky, and to another degree, North Dakota. What we generally see is that fuel gallons and grocery and other merchandise ramps up similar to stores that we open in some of our more core markets.

The area that tends to lag a little bit is prepared foods, because we're not quite as well known. So we will do a little bit different promotional activity on prepared foods in those markets to get our brand recognition out there.

Ronald Bookbinder - Coker and Palmer - Analyst

Okay, and you've talked a fair amount about acquisitions, but are you seeing multiples on acquisitions moving either up or down?

Bill Walljasper - Casey's General Stores - CFO

Multiples are a little bit over the board. We have seen some double-digit multiples in our market area. We've also seen some single digit, which would be a high single digit. And so we're not going to grow just for growth's sake. We are going to make very calculated good decisions with respect to acquisitions, and so we will be disciplined on that. But it seems like multiples are starting to ease a little bit relative to roughly about 9 months to 12 months ago.

Ronald Bookbinder - Coker and Palmer - Analyst

And looking at the income statement, it just looked a little odd to me that D&A decreased sequentially from Q4, despite the CapEx in the quarter. What was driving that?

Bill Walljasper - Casey's General Stores - CFO

You've really got to look back into prior to that quarter, to the number of rollouts we have for major remodels, the number of store openings that we're operating relative period over period. You also probably had on the replacement side, we had replacements and accelerated depreciation that ran into that particular quarter, whereas perhaps this quarter we didn't.

Depreciation, just as a reiteration, depreciation we think will grow in the fiscal year somewhere in that mid-teen range, especially as we accelerate some of those activities on the latter part of the fiscal year.

Ronald Bookbinder - Coker and Palmer - Analyst

And lastly, you had the out-of-period adjustment that affected the gross margin. Does that affect margins going forward?

Bill Walljasper - Casey's General Stores - CFO

No, it was just more of a comparative issue. We discovered that in Q2 of last year and corrected into the second quarter of last year. So really what that particular out-of-period adjustment, there's about $2.6 million of expense that should have been in the first quarter last year. So it benefited last year's margin in grocery and other merchandise, and so that's why I pointed it out on a comparative basis when you look at the grocery and other merchandise margin.

Ronald Bookbinder - Coker and Palmer - Analyst

Okay, great. Thank you very much.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Ron.

Operator

Our next question comes from Daniel O'Hare with Banc of America Merrill Lynch.

Daniel O'Hare - BofA Merrill Lynch - Analyst

Good morning, thanks for taking my questions.

Bill Walljasper - Casey's General Stores - CFO

You bet, Dan, how are you today?

Daniel O'Hare - BofA Merrill Lynch - Analyst

I'm doing good, thanks. Was there any uptick in the competitive environment in the quarter from a pricing perspective? And do you think that the deflation going on in grocery stores has lowered prices enough to maybe take some share away from you? Like people will come to the gas station, not go inside, but their trunk will be filled with groceries. I'm just wondering how you're thinking about that, thanks.

Bill Walljasper - Casey's General Stores - CFO

On the latter question, definitely we have seen pricing in the grocery stores in our market area and probably this is true around our midwestern area, come down on some very key areas. Meat obviously is one of them, milk is one of them; there's a number of products that obviously are experiencing deflation. So possibly, I don't have any data points that I could point to.

With respect to, I think your first part of your question was related to price upticks. I think that was the question. Really the only price uptick that I could really point to was really in the fuel side of the business. We saw a rational, what I'll call a rational fuel pricing environment Q1 in a time where wholesales were moving down. So I think that was part of the reason we saw expanded fuel margin. Outside of that, we haven't seen a price uptick in any key items that we've talked about.

Daniel O'Hare - BofA Merrill Lynch - Analyst

Got it. And then how many stores, when you acquire a small chain, how many stores does that typically involve? And is there a similar opportunity to improve the EBIT margins in those stores as compared to like acquiring just a single store? Thanks.

Bill Walljasper - Casey's General Stores - CFO

Yes. As far as the average number of stores, it's really all over the board. Traditionally, we have done a lot of one-offs, onesie-twosies, small chains, and that will continue probably to be the way we go going forward. We are, as I mentioned, we are seeing some little bit larger chains that have not come knocking on our door that we're evaluating.

And to your other part of that question, maybe it would be helpful to talk about the synergies we bring to an acquisition, and this would be true whether it's one store or whether it's 100 stores. And so the first synergy that we bring is due to our sales distribution model. We will buy their inventory at their cost, and once we cycle out of their inventory, we bring in our inventory. And generally speaking, we see a margin uplift in the inside of the store, anywhere from 200 to 900 basis points depending on the operator.

The second synergy, I think Ron asked the question earlier about this, is our ability to add our prepared food operation and integrate that into the acquisition. That's why we're a little particular on the size of the box or the land that it sits on, so we have the opportunity to add a kitchen. And again, it's either an addition outside of the store or inside the box. And so we'll add a kitchen roughly 9, 10 months after we close on that site. And then certainly we ramp up the prepared food program from that point forward. Hopefully, that answers your question.

Daniel O'Hare - BofA Merrill Lynch - Analyst

Yes, thanks so much.

Bill Walljasper - Casey's General Stores - CFO

You bet.

Operator

Our next question comes from Bob Summers with Macquarie.

Bob Summers - Macquarie Research Equities - Analyst

Good morning. Just -- so you talked about the store initiatives delivering what you expected. And I think within that, you said some of the challenges were in the unchanged store base. Is there a way you can quantify the comp differential between those two buckets of stores?

Bill Walljasper - Casey's General Stores - CFO

Yes, I can actually. I would say that the unchanged store base, you have our overall comp that we put out there. The unchanged store base that we have right now is probably in that mid to low single-digit across the main categories.

Bob Summers - Macquarie Research Equities - Analyst

Okay. And then--

Bill Walljasper - Casey's General Stores - CFO

Just to follow-up on that comment there, and so we're talking about a store base of roughly 1,300 stores on that unchanged base. So this isn't one pocket; this is across the entire market area, which leads me back to the whole macro environment that's pulling that down a little bit.

Bob Summers - Macquarie Research Equities - Analyst

Okay, and two related questions to that. It sounds like on prepared food with the comp expectation, it's now a stretch goal. So with that in mind, why not take the opportunity to take it down a little bit and take the pressure off yourself?

Bill Walljasper - Casey's General Stores - CFO

Well, we could do that, Bob; I'm not sure that takes any pressure off us. You're just lowering the bar, basically, is what you're doing. So traditionally, even when we're in the exact opposite environment, we don't raise our goal from where we put out there.

So we think that it's better for us to say, hey, here, we put these goals out at the beginning of the fiscal year. We're going to report on our goals as we go forward throughout the year and tell you how we're performing. We could pull that down. I'm not sure if that serves, at least from our perspective, I'm not sure it serves a lot of purpose from our side.

Bob Summers - Macquarie Research Equities - Analyst

Okay, and then just digging a little into the cautious in-store spending and you're talking about farm income being lowest since 2008, 2009. When I look at your store base, it would seem to be that there's probably a four- or five-state cluster where this is hugely impactful.

And I'd be curious if that's what you're seeing in the numbers in terms of how different regions are performing. And then maybe within that, rural versus less rural stores. And what I'm getting at is in addition to farm income being challenging, is there potentially something else going on highlighting the fact that a week and a half ago, one of the dollar stores talked about how their lower-end consumer base is actually saying they're worse off?

Bill Walljasper - Casey's General Stores - CFO

Yes, I read that by the way. I saw that. So you had a lot of questions there; hopefully I'll get them all answered. If I don't, please circle back with me, if you don't mind. But from a --the main states that you referred to like Iowa, Missouri, that are in that farm belt, as I look at by state, and I alluded to this a little bit ago, as I look at it, there's not a significant differential in comps on a state-by-state basis. When we look at those -- that avenue.

Now when you look at it on a population basis, keep in mind that we were not in the major metropolitan areas, most of our stores 20,000 population or less. So even those stores, I think will be impacted for this, by what we're talking about. And as I look at the population disparity, I don't see a tremendous difference in the grocery and other merchandise category and really even the prepared food category.

Albeit I will say the stores that we have in the prepared food category with 20,000 population or more have a little bit higher comp, but I'm not sure it's material. Also, keep in mind that delivery is -- pizza is a majority in our metropolitan area, so that's probably affecting the prepared food category.

Bob Summers - Macquarie Research Equities - Analyst

Okay, thanks.

Bill Walljasper - Casey's General Stores - CFO

You bet.

Operator

Thank you. Our last question is a follow-up question from Irene Nattel with RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Thanks. Just a point of clarification, please. When you say, for example, in the grocery category you think you can still get to the goal, do you mean that in subsequent quarters, you think you can generate numbers in line with the goal? Or do you mean that in subsequent quarters, you think you can come in above the goal so that for the full-year basis you come out in line?

Bill Walljasper - Casey's General Stores - CFO

We still think we have an opportunity to drive same-store sales to get to our annual goal by the end of the year.

Irene Nattel - RBC Capital Markets - Analyst

That is very helpful, thank you.

Bill Walljasper - Casey's General Stores - CFO

Thank you.

Operator

Thank you. I would now like to turn the call back over to Bill Walljasper for any further remarks.

Bill Walljasper - Casey's General Stores - CFO

I just want to thank everyone for joining us this morning and hopefully everybody has a nice week. Take care.

Operator

Thank you. Ladies and gentlemen, thank you for participating in today's conference. You may all disconnect. Everyone have a great day.

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